Exhibit 99.1

NEWS RELEASE

1590 Reed Road, Pennington, NJ 08534   609.730.0400

Ocean Power Technologies Announces Results for the

Fiscal First Quarter Ended July 31, 2016

PENNINGTON, N.J., September 12, 2016 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (NASDAQ:OPTT) (“OPT” or “the Company”) today announced financial results for its Fiscal 2017 first quarter ended July 31, 2016 ("fiscal 2017").

George H. Kirby, President and Chief Executive Officer of OPT, stated, "The first quarter of fiscal 2017 has been a very eventful quarter for us on the technical, commercial and financial fronts. In June, we redeployed the PB3-A1 PowerBuoy off the coast of New Jersey, which included payloads from the National Data Buoy Center and the Wildlife Conservation Society. In July, we deployed our second PB3 PowerBuoy off the coast of New Jersey, which is intended to be our first commercial unit, and which includes a number of enhancements from the PB3-A1. In June we announced our first commercial agreement, which includes a six month PB3 PowerBuoy lease. Also in June, we completed a registered direct offering of common stock and warrants with net proceeds realized of approximately $1.7 million. In July, we completed a public offering of common stock and warrants with net proceeds realized of approximately $3.6 million.”

Results for the First Fiscal Quarter Ended July 31, 2016

For the three months ended July 31, 2016, OPT reported revenue of $0.2 million, as compared to revenue of $0.1 million for the three months ended July 31, 2015. The increase in revenues compared with the prior year was primarily related to the commercial contract we announced in June 2016 while the prior year included revenue from prior contracts with the U.S. Department of Energy. The net loss for the three months ended July 31, 2016 was $3.8 million as compared to a net loss of $4.1 million for the three months ended July 31, 2015. The decrease in net loss is primarily due to lower product development costs and lower selling, general and administrative costs compared to the prior year, resulting in an operating loss of $3.1 million vs. $4.4 million in the prior year quarter.

Selling, general and administrative expenses were $1.5 million in the fiscal 2017 quarter compared with $1.9 million in the prior year quarter, reflecting lower consulting, legal and employee related costs.

Balance Sheet and Available Cash

As of July 31, 2016, total cash, cash equivalents, and marketable securities were $9.1 million, up from $6.8 million on April 30, 2016. As of July 31, 2016 and April 30, 2016, restricted cash was $0.3 million. Net cash used in operating activities was $2.9 million during the quarter ended July 31, 2016, slightly down from $3.1 million for the quarter ended July 31, 2015. During the quarter, OPT also completed two common stock and warrant capital raises wherein a combined net $5.3 million was raised.

Conclusion

Mr. Kirby concluded, "I am excited by our commercial progress and the continued positive market feedback we receive. I believe that our PowerBuoy represents a more cost-effective alternative to incumbent solutions that generally use more costly and less capable sources of power. We are continuing to discuss new opportunities with potential customers as part of our business development and commercialization efforts. We are encouraged by the opportunities in our target markets, including oil and gas, ocean observing, security and defense, communications and offshore wind, each of which we believe can derive significant benefits from our PB3 PowerBuoy power and real-time communications solutions."

Conference Call Details

The Company will host a conference call and webcast to review financial and operating results. The call will be held on Tuesday, September 13, 2016, at 10:00 a.m. eastern time. Please call (844) 473-0979 and enter pass code 77083698. Additionally, the call will be webcast live at the Company's website at www.oceanpowertechnologies.com. A telephonic replay will be available from 4:30 p.m. eastern time the day of the teleconference until September 20, 2016. To listen to the archived call, dial (855) 859-2056 and enter pass code 77083698, or access the webcast replay via the Company website at www.oceanpowertechnologies.com, where a transcript will be posted once available.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (NASDAQ:OPTT) is a pioneer of ocean wave power generation and energy storage systems. OPT’s proprietary PowerBuoy® technology is based on a cost-effective, scalable, modular, and environmentally sound design which provides power and communications for a number of markets and applications.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:

Matthew T. Shafer

Chief Financial Officer of OPT

Phone: 609-730-0400

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461

FINANCIAL TABLES FOLLOW

Additional information may be found in the Company's Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission ("SEC"). The Form 10-Q may be accessed at www.sec.gov or at the Company's website in the Investor Relations section.

OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	Jul 31, 2016	Apr 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$9,024,512	$6,729,814
Marketable securities	100,000	75,000
Restricted cash	266,125	299,543
Accounts receivable	150,004	-
Unbilled receivables	50,704	37,465
Litigation receivable	2,500,000	2,500,000
Other current assets	461,522	116,805
Total current assets	12,552,867	9,758,627
Property and equipment, net	248,101	273,049
Other noncurrent assets	324,085	319,450
Total assets	$13,125,053	$10,351,126
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$639,799	$372,700
Accrued expenses	3,380,932	2,674,841
Litigation payable	2,500,000	3,000,000
Unearned revenue	-	39,146
Warrant Liability	2,565,939	-
Current portion of long-term debt and capital lease obligation	61,088	81,541
Total current liabilities	9,147,758	6,168,228
Long-term debt and capital lease obligations	44,273	54,567
Deferred credits payable-noncurrent	600,000	600,000
Total liabilities	9,792,031	6,822,795
Commitments and contingencies

Ocean Power Technologies, Inc. Stockholders’ equity:
Common stock, $0.001 par value; authorized 50,000,000 shares, issued 3,551,850 and 2,352,100 shares, respectively	3,552	2,352
Treasury stock, at cost; 7,341 and 6,894 shares, respectively	(141,887)	(137,766)
Additional paid-in capital	185,335,452	181,670,121
Accumulated deficit	(181,711,458)	(177,884,011)
Accumulated other comprehensive loss	(152,637)	(122,365)
Total Ocean Power Technologies, Inc. stockholders’ equity..	3,333,022	3,528,331
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd…	-	-
Total equity	3,333,022	3,528,331
Total liabilities and stockholders’ equity	$13,125,053	$10,351,126

Ocean Power Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	July 31, 2016	April 30, 2015
Revenues	$202,389	$105,666
Cost of revenues	127,285	105,666
Gross profit	75,104	-
Operating expenses:
Product development costs	1,636,372	2,482,788
Selling, general and administrative costs	1,518,559	1,906,945
Total operating expenses	3,154,931	4,389,733
Operating loss	(3,079,827)	(4,389,733)
Change in fair value of warrant liability	(752,069)	-
Interest (expense) income	(186)	5,123
Other income	-	251,007
Foreign exchange (loss) gain	4,635	18,959
Net loss	(3,827,447)	(4,114,644)
Less: Net loss (gain) attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	-	(47,397)
Net loss attributable to Ocean Power Technologies, Inc.	$(3,827,447)	$(4,162,041)
Basic and diluted net loss per share	$(1.72)	$(2.38)
Weighted average shares used to compute basic and diluted net loss per share	2,228,585	1,751,631

OCEAN POWER TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Three MonthsEnded July 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(3,827,447)	$(4,114,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	(4,635)	(18,959)
Depreciation and amortization	33,616	28,545
Compensation expense related to stock option grants and restricted stock…	218,329	145,426
Change in fair value of warrant liability	752,069	-
Changes in operating assets and liabilities:
Accounts receivable	(150,004)	(20,411)
Unbilled receivables	(13,239)	18,214
Other assets	(345,223)	(236,828)
Other noncurrent assets	(23,807)	(9,060)
Accounts payable	263,773	(29,212)
Accrued expenses	214,830	1,118,561
Unearned revenues	(39,146)	0
Net cash used in operating activities	(2,920,884)	(3,118,368)
Cash flows from investing activities:
Purchases of marketable securities	(25,000)	-
Maturities of marketable securities	-	75,000
Restricted cash	33,418	27,334
Purchases of equipment	(4,561)	(9,223)
Net cash provided by investing activities	3,857	93,111
Cash flows from financing activities:
Proceeds from issuance of common stock and related warrants, net of costs	5,261,060	-
Repayment of debt	(32,244)	(25,000)
Acquisition of treasury stock	(4,121)	(355)
Net cash (used in) provided by financing activities	5,224,695	(25,355)
Effect of exchange rate changes on cash and cash equivalents	(12,970)	(47,869)
Net (decrease) increase in cash and cash equivalents	2,294,698	(3,098,481)
Cash and cash equivalents, beginning of period	6,729,814	17,335,734
Cash and cash equivalents, end of period	$9,024,512	$14,237,253
Supplemental disclosure of noncash investing and financing activities: